Exhibit 99.1

Elite Pharmaceuticals, Inc. Reports Financial Results for Second Quarter of Fiscal Year 2024 ended September 30, 2023 and Provides Conference Call Information

Conference Call Scheduled for Wednesday, November 15 at 11:30 AM EST

Northvale, NJ – November 14, 2023: Elite Pharmaceuticals, Inc. (“Elite” or the “Company”) (OTCBB: ELTP), a specialty pharmaceutical company engaged in the development, manufacture, and distribution of niche generic products, announced results for the second quarter of fiscal year 2024 ended September 30, 2023 (“Second Quarter”).

Consolidated revenues for the three-month period ended September 30, 2023, were $14.2 million, an increase of $5.6 million or 64.9% as compared to the comparable period of the prior fiscal year. Operating profits were $1.9 million, an increase of $0.8 million or 78.1% from the comparable period of the prior year. Net income attributable to common shareholders was $14.9 million, an increase of $13.4 million or 886% from the comparable period of the prior year. The increase in operating profits was primarily attributed to increased revenues achieved from the launch of the Elite Laboratories label product line during the quarter ended June 30, 2023.

Conference Call Information

Elite’s management will host a conference call to discuss the Second Quarter financial results and provide an update on recent business developments. Stockholder questions should be submitted to the company in advance of the call.

Date:	November 15, 2023
Time:	11:30 AM EST
Dial-in numbers:	1-800-346-7359 (domestic) 1-973-528-0008 (international)
Conference number:	98840
Questions:	dianne@elitepharma.com Financial questions by 7:00 PM EST on Tuesday, November 14, 2023
Audio Replay:	https://elite.irpass.com/events_presentations

The financial statements can be viewed for Elite’s Second Quarter of Fiscal Year 2024 on Form 10-Q here.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. is a specialty pharmaceutical company that develops, manufactures, and distributes niche generic products. Elite’s product lines consist of immediate-release and controlled-release, solid oral dose products, which are marketed under the Elite Laboratories label, as well as pursuant to licenses granted to third-party pharmaceutical marketing and distribution organizations. Elite operates a cGMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ. For more information, visit www.elitepharma.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, those related to the effects, if any, on future results, performance or other expectations that may have some correlation to the subject matter of this press release. Readers are cautioned that such forward-looking statements involve, without limitation, risks, uncertainties and other factors not under the control of Elite, which may cause actual results, performance or achievements of Elite to be materially different from the results, performance or other expectations that may be implied by these forward-looking statements. These forward-looking statements may include statements regarding the expected timing of approval, if at all, of products by the FDA, and the actions the FDA may require of Elite in order to obtain such approvals. These forward-looking statements are not guarantees of future action or performance. These risks and other factors are discussed, without limitation, in Elite’s filings with the Securities and Exchange Commission, including its reports on forms 10-K, 10-Q, and 8-K. Elite is under no obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

For Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations, 518-398-6222

Dianne@elitepharma.com

www.elitepharma.com